Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made and entered into by and between Prairie Operating Employee Co., LLC, a Delaware limited liability company (the “Company”), and Edward Kovalik (“Executive”), effective as of August 25, 2023 (the “Effective Date”), and evidences the assignment to the Company of, and supersedes and replaces in its entirety, that certain Employment Agreement previously entered into between Executive and Prairie Operating Co, LLC, a Delaware limited liability company (“Prairie”) dated as of May 3, 2023 (the “Original Agreement”). Prairie joins this Agreement solely for the purpose of acknowledging the assignment of its rights and obligations under, and interests in, the Original Agreement from Prairie to the Company.

1. Employment. During the Employment Period (as defined in Section 4), the Company shall employ Executive, and Executive shall serve, as Chief Executive Officer of the Company and of Prairie Operating Co, a Delaware corporation (the “Parent”). Executive shall report directly to the board of directors of the Parent (the “Board”). In addition, for so long as he is employed hereunder, Executive shall serve on the Board.

2. Duties and Responsibilities.

(a) Executive’s duties and responsibilities shall include those commensurate with and normally incidental to the position identified in Section 1, as well as providing services commensurate with such position to the Company and to the Parent’s other direct and indirect subsidiaries as may exist from time to time (collectively, the Company, the Parent, and the Parent’s other direct and indirect subsidiaries, the “Company Group”) in addition to the Company.

(b) Executive may engage in personal investment, charitable, civic, and other activities, so long as such activities do not materially interfere with Executive’s ability to fulfill Executive’s duties and responsibilities under this Agreement.

(c) As of the Effective Date, Executive’s principal work location shall be Austin, Texas. During the Employment Period, Executive’s principal work city may be changed only with the prior written agreement of Executive.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay to Executive an annualized base salary of $550,000.00 (the “Base Salary”) in consideration for Executive’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly. The Parent’s Board of Directors (the “Board”) shall review the Base Salary for potential increases (but in any event no decreases) no less frequently than annually on or before March 15th of each calendar year, with the first such review to occur by no later than March 15, 2024, and any increase to be effective as of January 1 of the calendar year in which such review occurs (or such earlier date as the Board may determine).

(b) Annual Bonus. For each calendar year during the Employment Period, Executive shall be eligible for bonus compensation (the “Annual Bonus”) with a target amount equal to two hundred and fifty percent (250%) of Executive’s Base Salary or such other percentage of Executive’s Base Salary as determined by the Compensation Committee of the Board (the “Compensation Committee”) or the Board for the applicable calendar year (the “Target Annual Bonus”). The amount of Annual Bonus for each calendar year shall be determined by the Compensation Committee or the Board. Notwithstanding the foregoing, Executive shall be eligible to receive a pro-rata bonus for the portion of the 2023 fiscal year of the Company that Executive is employed by the Company hereunder (the “2023 Bonus”). The Target Annual Bonus for each calendar year and the target goals applicable to each Annual Bonus shall be established by the Compensation Committee or the Board following consultation with Executive within thirty (30) days following the start of the calendar year; provided, that such Target Annual Bonus and target goals for the 2023 Bonus shall be established within thirty (30) days of the Effective Date. Each Annual Bonus and the 2023 Bonus shall be paid as soon as administratively feasible after the Compensation Committee and the Board certifies the amount of any Annual Bonus, but in no event later than ninety (90) days following the end of such calendar year.

(c) Long Term Incentive Plan. Executive shall be eligible to participate in the Parent’s Long Term Incentive Plan (the “LTIP”) as established by the Parent’s Board of Directors and as may be amended from time to time.

4. Term of Employment. Executive’s employment pursuant to this Agreement shall begin on the Effective Date and continue until such date as Executive’s employment hereunder is terminated in accordance with Section 7. The period from the Effective Date through the date of the termination of Executive’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5. Business Expenses.

(a) Subject to Section 18, the Company shall reimburse Executive for Executive’s out-of-pocket business-related expenses incurred in the performance of Executive’s duties under this Agreement. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of Executive’s claim for such expense reimbursement (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive.

(b) The Company shall reimburse Executive for Executive’s expenses incurred in connection with the relocation of Executive and his family members to Houston, Texas, or a location near Houston, Texas, including such expenses for flights, packaging and transportation of possessions, storage, and temporary accommodation.

6. Benefits. During the Employment Period, Executive shall be eligible to participate in the same benefit plans and programs in which other executive-level Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. No such benefit plans or programs may be withdrawn, altered or reduced without the prior written agreement of Executive.

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7. Termination of Employment.

(a) Company’s Right to Terminate Executive’s Employment for Cause. The Company shall have the right to terminate Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s willful or continued failure to perform Executive’s duties;

(ii) Executive’s willful failure to comply with any valid and legal directive of the Board of Directors;

(iii) Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its parent or affiliates;

(iv) Executive’s embezzlement, misappropriation of funds, or fraud with respect to the Company or its parent or affiliates;

(v) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) Executive’s material violation of the Company’s written policies or codes of conduct; or

(vii) Executive’s material breach of any material obligation under this Agreement or any other written agreement between Executive and the Company or its parent or affiliates.

For purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.

With respect to an act described by clauses (i), (ii), and (vii), Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any such acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Executive’s employment without notice and with immediate effect.

(b) Company’s Right to Terminate Other than for Cause. The Company shall have the right to terminate Executive’s employment for convenience at any time and for any reason, or no reason at all, upon thirty (30) days’ advance written notice to Executive.

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(c) Executive’s Right to Terminate for Good Reason. Executive shall have the right to terminate Executive’s employment with the Company at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent:

(i) a material diminution in Executive’s (A) Base Salary, (B) Annual Bonus opportunity, (C) annual target LTIP opportunity (measured as the grant date fair value of Executive’s target LTIP awards, averaged over a historical period comprised of the lesser of (x) 3 years and (y) the number of years Executive has received grants of such annual LTIP awards, in either case, including the year in which Executive asserts grounds for a termination of employment for Good Reason and excluding, for the avoidance of doubt, any sign-on or one-time LTIP awards), or (D) benefits made available to Executive by any member of the Company Group; provided, however, that a material decrease in an element of compensation represented by either (A), (B), (C), or (D) of this paragraph that is offset by a corresponding increase or increases in the other element(s) of compensation shall not be deemed a condition for Good Reason so long as the Executive’s aggregate compensation from all such elements of compensation is not materially diminished;

(ii) a material diminution in Executive’s title, reporting relationship, authority, duties, or responsibilities with the Company or any other member of the Company Group (other than temporarily, while Employee is physically or mentally incapacitated or as required by applicable law);

(iii) a material breach by the Company of any of its obligations under this Agreement; or

(iv) the relocation of the geographic location of Executive’s principal place of employment by more than fifteen (15) miles; or

(v) a failure by the Board to consult, and reach an agreement with, Executive on any matter relating to the operations, investments, or business strategy of the Company Group.

Notwithstanding the foregoing provisions of this Section 7(c) or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (x) Executive must provide written notice to the Company of the existence of the circumstances providing grounds for Good Reason in accordance with Section 16 within ninety (90) days of the initial existence of such grounds, (y) the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances, and (z) Executive terminates employment for Good Reason within one hundred and eighty (180) days after the first occurrence of the applicable grounds.

(d) Executive’s Right to Terminate for Convenience. In addition to Executive’s right to terminate Executive’s employment for Good Reason, Executive shall have the right to terminate Executive’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon written notice to the Company.

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(e) Effect of Termination.

(i) If Executive’s employment hereunder is terminated by either party for any reason, or no reason at all, or as a result of Executive’s death, Executive (or Executive’s estate and heirs in the event of Executive’s death) shall be entitled to: (A) any earned but unpaid Base Salary earned during the Employment Period and applicable to all pay periods prior to the date on which Executive’s employment terminates (the “Termination Date”); (B) any Annual Bonuses earned but unpaid for any calendar years prior to the calendar year in which the Termination Date occurs; (C) a pro-rata Annual Bonus for the year in which the Termination Date occurs in an amount equal to the Target Annual Bonus for the year in which the Termination Date occurs multiplied by a fraction, the numerator of which is the number of days in the calendar year in which the Termination Date occurs on which Executive was employed by the Company and the denominator of which is 365, (D) any amounts owed pursuant to the terms of the LTIP; (E) any unreimbursed business expenses incurred pursuant to Section 5; and (F) any employee benefits to which Executive may be entitled under the Company Group’s employee benefit plans or programs in which Executive participates as of the Termination Date (collectively, the “Accrued Rights”).

(ii) If Executive’s employment hereunder is terminated by the Company without Cause pursuant to Section 7(b), or by Executive for Good Reason pursuant to Section 7(c), then so long as Executive executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided by the Company to do so, a release of claims Executive may have against the Company or any other member of the Company Group and arising out of Executive’s employment, in a form reasonably acceptable to the Company and Executive (the “Release”), which Release shall exclude all claims to the Accrued Rights, the Severance Payment and the COBRA Benefit hereunder, then the Company shall, in addition to the Accrued Rights: (1) pay to Executive (or Executive’s estate and heirs in the event of Executive’s death) a severance payment in a total amount equal to three times (3X) (or, if the effective date of Executive’s termination of employment occurs on or within twelve (12) months following a Change of Control (as defined below), a total amount equal to four times (4X)) the sum of: (x) the Base Salary; (y) the Target Annual Bonus; and (z) the amount payable under the LTIP for the year in which the Termination Date occurs (such total amount, the “Severance Payment”), and (2) make available the COBRA Benefit (as defined below). The Severance Payment will be paid in a single lump sum on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date. As used herein, a “Change of Control” means the occurrence of any of the following events:

(A) the consummation of an agreement to acquire or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity of 50% or more of either (x) the then outstanding equity securities (the “Outstanding Securities”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (A), the following shall not constitute a Change of Control: (I) (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (4) any acquisition by any entity pursuant to a transaction that complies with clauses (I), (II) and (III) of paragraph (C) below; or (II) any Business Combination (as defined below) by and among the Company, Creek Road Miners, Inc., a Delaware corporation, and/or any of their respective affiliates;

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(B) individuals who constitute the Incumbent Board (as defined below) cease for any reason to constitute at least a majority of the Board;

(C) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (I) the Outstanding Securities and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (II) no person or entity (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination, and (III) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D) approval by the equity holders of the Company of a complete liquidation or dissolution of the Company.

For purposes of an award under the LTIP (an “Award”) that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules (as defined below), to the extent the impact of a Change of Control on such Award would subject Executive to additional taxes under the Nonqualified Deferred Compensation Rules, a Change of Control for purposes of such Award will mean both a Change of Control and a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of the Nonqualified Deferred Compensation Rules.

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As used herein, “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date, and any individual who becomes a director of the Company after the Effective Date and whose election or appointment by the Board or nomination for election by the Company’s equityholders was approved by a vote of at least a majority of the directors then constituting the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Incumbent Board; and “Nonqualified Deferred Compensation Rules” means the limitations or requirements of Section 409A of the Code (as such terms are defined below) and the guidance and regulations promulgated thereunder.

(iii) If Executive’s termination gives rise to Executive being eligible for the Severance Payment, then for the portion of the eighteen (18)-month period following the Termination Date (the “Reimbursement Period”) that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Executive on the Company’s first regularly scheduled pay date in each calendar month. Executive shall be eligible to receive such reimbursement payments until the earliest of: (A) the last day of the Reimbursement Period; or (B) the date Executive is no longer eligible to receive COBRA continuation coverage.

(iv) As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Executive (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

8. Confidentiality.

(a) In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company Group hereunder, Executive will be provided with, and will have access to, Confidential Information (as defined below). Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by the Company, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group.

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(b) Notwithstanding any provision of Section 8(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures to customers, suppliers or other third parties when, in the belief of Executive, such disclosure is in connection with Executive’s performance of Executive’s duties under this Agreement and is in the interests of the Company Group;

(iii) disclosures and uses that are approved in writing by the Company; or

(iv) disclosures to a person or entity that has been retained by a member of the Company Group to provide services to one or more members of the Company Group.

(c) “Confidential Information” means all competitively valuable and non-public, proprietary or confidential information of the Company Group that is conceived, made, developed or acquired by or disclosed to Executive during the period that Executive is employed by the Company or any other member of the Company Group. For purposes of this Agreement, Confidential Information shall not include any information that: (i) is gained from Executive’s industry experience or constitutes Executive’s general mental impressions; (ii) is or becomes generally available to the public or to other entities within the Company Group’s industry other than as a result of a disclosure or wrongful act of Executive; (iii) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (iv) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group.

(d) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from using his general industry knowledge or from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph or to notify the Company that Executive has engaged in any such conduct.

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9. Arbitration.

(a) Subject to Section 9(b), any dispute, controversy or claim between Executive and any member of the Company Group arising out of or relating to this Agreement or Executive’s employment or engagement with any member of the Company Group (“Disputes”) will be finally settled by arbitration in Houston, Texas, in accordance with the then-existing American Arbitration Association (“AAA”) Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 9 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The party whom the Arbitrator determines is the prevailing party in such arbitration (which shall be the party receiving substantially the relief sought) shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs associated with such arbitration and associated judgment.

(b) By entering into this Agreement and entering into the arbitration provisions of this Section 9, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(c) Nothing in this Section 9 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 9 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

10. Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

11. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

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12. Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 9 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Harris County.

13. Entire Agreement and Amendment. This Agreement, together with the LTIP, contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior and contemporaneous agreements and understandings (including the Prior Agreement and any offer letter or similar agreement), oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto.

14. Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

15. Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by either party without the prior written consent of the other party.

16. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after such notice is sent by express overnight courier service, or (c) on the second business day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Prairie Operating Employee Co., LLC
602 Sawyer Street, Suite 710
Houston, Texas 77007
Attention: Chair, Board of Directors

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If to Executive, addressed to:

At the most recent home address for Executive in the Company’s personnel files

17. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

18. Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

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19. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary (or whether Executive would be subject to such excise tax) shall be made at the expense of the Company by a firm of independent accountants, a law firm, or other valuation specialist selected by the Board in good faith prior to the consummation of the applicable change in control transaction, and the applicable independent accountants, law firm, or other valuation specialist shall consider the value of Executive’s restrictive covenants (including the non-competition restrictions set forth herein) as part of its analysis. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 19 shall require the Company to provide a gross-up payment to Executive with respect to Executive’s excise tax liabilities under Section 4999 of the Code.

20. Clawback. To the extent required by company policy, applicable law, government regulation or any applicable securities exchange listing standards, amounts paid or payable under this Agreement or the LTIP shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or any other applicable member of the Company Group including pursuant to applicable law, government regulation or applicable securities exchange listing requirements, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement or the LTIP. The Company and each member of the Company Group reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures that are consistent with the preceding sentence, including such policies and procedures applicable to this Agreement and the LTIP with retroactive effect.

21. Effect of Termination. The provisions of Sections 7, 8 and 9 and those provisions necessary to interpret and enforce them shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.

22. Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

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Executive and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EXECUTIVE

/s/ Edward Kovalik
Edward Kovalik

Prairie Operating EMPLOYEE Co., LLC

By:	/s/ Gary Hanna
Name:	Gary Hanna
Title:	President

Prairie Operating Co., LLC

By:	/s/ Gary Hanna
Name:	Gary Hanna
Title:	President

Signature Page to Employment Agreement